EXHIBIT 10.1

October 29, 2014

Urban Planet Media & Entertainment Corp.

4711 Hope Valley Road

Suite 4F-104

Durham, NC 27707

Dear Brian A. OliverSmith,

We have been discussing with you the proposed acquisition of all assets (tangible and intangible), liabilities and operations of Urban Planet Media & Entertainment Corp. (UPM), a Delaware Corporation, et al (all subsidiaries and affiliates including all intellectual properties of each, collectively, the “Seller”) by a newly formed wholly owned Corp. (the “Buyer”), through a mutually acceptable transaction.  This letter sets forth the understanding in principle of Buyer, Seller, and the persons signing this letter as shareholders (collectively, the “Shareholders”) with respect to the material terms of such proposed acquisition and certain other matters.

1.

Buyer proposes to acquire 100% of the outstanding assets, liabilities, intangible assets, and operations used in connection with its business. (“Assets” of the Seller) of the Seller (“Acquisition”).

2.

Other Terms and Conditions.  Additional terms and conditions of the proposed transaction include the following: As noted on Exhibit “A” to this agreement (the Term Sheet).

a)

Definitive Acquisition Agreement.  Except as provided in Section 5 hereof, the obligations of the Buyer and Seller are contingent upon the negotiation, execution and delivery of a definitive agreement, satisfactory to the Buyer and Seller (the “Definitive Acquisition Agreement”).  The Definitive Acquisition Agreement shall be prepared by Buyer’s counsel and shall contain provisions for, among other things, representations and warranties by the Seller satisfactory to the Buyer, the financial condition and results of operations of the Seller and the Assets and Liabilities of the Seller.  Seller will deliver to Buyer copies of the financial statements for the Seller for the past two fiscal years ended December 31 and interim financial statements for the period concluding September 30, 2014, with an officer’s certificate as to their accuracy.

b)

The proposed transaction is contingent on the following: approval of both Buyer’s and Seller’s Board of Directors, completion of due diligence by both the Buyer and Seller, and Opinions from both counsels as to the validity of the transaction and certain representation of shareholder rights and equity issuance.  UPM and its executive management and advisors may issue additional stock in UPM or allocate securities of SIBE as part of or prior to the closing of this transaction to satisfy obligations, liabilities, or strategic partnerships and contracting/consulting agreements where it is determined by UPM and such individuals that such transactions would be beneficial to the ongoing joint organization.

 901 Mopac Expressway South ▪ Barton Oaks Plaza One Suite 300 ▪ Austin, TX  78746 ▪ (512) 329-1905

Urban Planet Mobile
October 29, 2014

c)

The Seller will enter into non - compete agreements as are normal, customary, and appropriate in transactions of the type and size proposed herein and as otherwise reasonably requested by Buyer.

d)

The Seller will make such representations, warranties, indemnities and disclosures concerning the Seller's financial condition, results of operations, business prospects, and other matters as are normal, customary, and appropriate in transactions of the type and size proposed herein and as are otherwise reasonably requested by Buyer.

e)

Buyer will use its best efforts to close the transaction by December 31, 2014.  In the event that this transaction does not close on or before January 31, 2015 the Seller shall no longer be bound by the exclusivity clause and may solicit, negotiate or accept other offers to sell the stock or assets of the Seller.

3.

Solicitations of Other Offers.  The Seller and the Shareholders will cease immediately all negotiations with all persons or entities other than the Buyer for the acquisition of the capital stock or the assets of the Seller (other than the sale of inventory in the ordinary course of business) or any merger or other business combination of the Seller with or into a third party.  The Seller and its Shareholders will also refrain from, directly or through agents, the solicitation, discussion, negotiation, acceptance or entering into any offer, agreement or arrangement with any party other than the Buyer relating to any competing transaction.  If the Definitive Acquisition Agreement has not been executed by the Seller and the Buyer within 90 days from the date hereof then this provision will have no further force or effect.

4.

Until, December 31, 2014, the Seller will: (i) conduct its business in the ordinary course in a manner consistent with past custom and practice; (ii) pay all accounts payable, purchase inventory, and collect all accounts receivable in the ordinary course of business consistent with past custom and practice;  (iii) use reasonable efforts to maintain its business and employees, customers, assets, and operations as an ongoing business and in accordance with past custom and practice; (iv) except as otherwise permitted hereunder, not sell, transfer, or otherwise dispose of any of the capital stock of the Seller or subsidiaries or issue capital stock of the Seller or any subsidiaries; (v) not pay any dividend, without notifying Buyer, or make any similar distribution or redeem, purchase, or otherwise acquire, directly or indirectly, any of the Seller's or any subsidiaries' capital stock; (vi) not sell, transfer, or otherwise dispose, without notifying Buyer, of any of the tangible or intangible assets of the Seller or any subsidiary (other than the sales of inventory in the normal course of business); (vii) not grant any increase in the compensation or benefits of any employee or officer of the Seller or any subsidiary (other than in the ordinary course of business in accordance with past practice); and (viii) not enter into any transaction with any affiliate of the Seller (including, without limitations, the Shareholders).

5.

The Seller and the Shareholders acknowledge that they are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Buyer or its affiliates intentions set forth in this letter from purchasing or selling securities of Buyer in reliance upon such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities of Buyer or its affiliated in reliance upon such information.

 901 Mopac Expressway South ▪ Barton Oaks Plaza One Suite 300 ▪ Austin, TX  78746 ▪ (512) 329-1905

Urban Planet Mobile
October 29, 2014

6.

Information and Access.  The Seller will afford, and will cause its independent certified public accountants to afford, to the Buyer and its accountants, counsel, agents and other authorized representatives, access to its business and affairs.  The foregoing investigations will be subject to the condition of confidentiality and the Buyer, its agents and employees involved in such due diligence investigations will be bound accordingly.

7.

Confidentiality. Each of the parties hereto agrees that they will not use, or permit the use of, any of the information relating to the Sellers, the Buyer or the Shareholders respectively furnished to each other in connection with this Letter of Intent, the Definitive Purchase Agreement or the Acquisition (“Confidential Information”), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to the Sellers or the Buyer or otherwise than in connection with this letter, the agreement and the transactions contemplated hereby and thereby. None of the parties hereto will, and each party will cause its directors, officers, employees, agents and representatives not to, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys or otherwise as required by law or regulation.

8.

Publicity.   The Seller and the Buyer agree that the text of and the issuance of any public press releases or statements pertaining to this Letter of Intent or the implementation of the transaction contemplated by this letter shall be mutually agreed to by the Seller and Buyer prior to any public dissemination thereof.

9.

Brokers or Finders.  The Seller and Buyer represent to each other that there are no brokers or finders in this transaction and no broker or finder fees will be paid to any party.

10.

Expenses.  Each of the parties hereto will bear its respective expenses in connection with preparing for and consummating the transactions contemplated by this letter and neither the Seller nor its Shareholders on the one hand nor the Buyer on the other, will be liable to any other party for their expenses, damages or losses, if any, in the event that the Definitive Acquisition Agreement is never executed, regardless of the reasons therefor.  Notwithstanding this provision the Seller and the Shareholders will be fully liable to the Buyer for a violation of Sections 5, 6 or 7 hereof.

11.

Not a Contract.  This Letter of Intent does not constitute a binding contract between the parties thereto and is intended only as an expression of their intent with respect to working together to try to negotiate a Definitive Acquisition Agreement for the sale of the Assets.  However, the provisions of Sections 5, 6 and 7 will be binding on the parties hereto.

12.

Governing Law.  This Agreement and the Definitive Acquisition Agreement will be governed by the laws of the State of Texas, without regard to conflict of law principles.

If the foregoing correctly sets forth our understanding, please sign all copies of this Letter of Intent where indicated below and return at least one copy to the undersigned.

Very truly yours,

/s/ Maurine A. Findley
Maurine A. Findley, Chief Executive Officer

Confirmed and agreed to:
/s/ Brian A. OliverSmith

Name:	Brian A. OliverSmith
Title:	Pres. & CEO

 901 Mopac Expressway South ▪ Barton Oaks Plaza One Suite 300 ▪ Austin, TX  78746 ▪ (512) 329-1905

 TERMS OF THE PURCHASE

 FOR THE ACQUISITION OF THE ASSETS AND OPERATIONS OF URBAN PLANET MEDIA & ENTERTAINMENT CORP., ET AL, BY SIBLING GROUP HOLDINGS, INC. dated October 29, 2014

Sibling Group Holdings, Inc. (“SIBE”) shall acquire all assets, liabilities and operations of Urban Planet Media & Entertainment Corp. (UPM), et al (all subsidiaries and affiliates and including All intellectual properties) into a newly formed, wholly owned subsidiary, subject to due diligence and approval of both Board of Directors, through the issuance of:

 newly issued SIBE Preferred “A” Convertible Stock and restricted common stock.

1)

UPM will receive 500,000 shares of a newly issued Preferred “A” Convertible Stock (the “Preferred Stock”), with the following characteristics:

a.

Each share of Preferred Stock converts into 20 common shares of SIBE

b.

Except as described herein, the Preferred Stock shall be convertible into common stock by the holder no sooner than 24 months from the date of issuance, at a conversion price of $.50 per share of Common Stock, unless, otherwise agreed to in writing by all parties, and approved by the majority of the Board of Directors of SIBE;

c.

The holders of Preferred Stock shall be entitled to be paid out of the assets of SIBE available for distribution to its shareholders an amount equal to the face value of the Preferred Stock (the “Preference Payment”) upon a liquidation event, before any payment is made to the holders of any future Preferred issuance or Common Stock.  In the event of a liquidation of SIBE, after payment of the Preference Payment, the holders of Preferred Stock shall participate in any future distributions on an as converted basis.

d.

The Preferred Stock shall not be transferable without the written consent of the majority of the Board of Directors of SIBE (it being acknowledged that the pro rata distribution of the Preferred Stock to the holders of UPM common stock immediately prior to closing does not need approval), and holders shall agree not to pledge, or otherwise encumber the Preferred Stock;

e.

SIBE may redeem the Preferred Stock at any time upon fifteen (15) days advance written notice to the holders thereof, by paying the holders 110% of the face amount to the holder.  In the event of a redemption, the holders of Preferred Stock shall be entitled to elect whether to convert into shares of common stock prior to the redemption, To the extent legally permitted, SIBE may selectively seek to redeem the Preferred Stock held by individual holders, without the requirement to effect the redemption to all holders simultaneously;

f.

If the common stock of SIBE should trade at 150% of the conversion price, or more, for 45 continuous days, SIBE may force the conversion of the Preferred “A” convertible stock into common stock, upon ten (10) days written notice to the holder;

 901 Mopac Expressway South ▪ Barton Oaks Plaza One Suite 300 ▪ Austin, TX  78746 ▪ (512) 329-1905

g.

Neither the Preferred Stock, nor any shares of restricted common stock issued issuable upon conversion of the Preferred Stock, shall be registered by SIBE, unless otherwise agreed to in writing by all parties, and with the approval of majority of the Board of Directors of SIBE;

2)

Urban Planet Mobile will also receive 12,500,000 restricted common shares of SIBE.

3)

The following executives shall be placed into senior management and Board positions at SIBE: Brian A. OliverSmith shall become President, International of Sibling Group Holdings, Inc. with compensation as mutually agreed upon and commensurate with the CEO and President of SIBE, which will be documented by an employment contract to be drafted and executed contemporaneous with the closing of this , with a minimum term of at least one year, and Don Gasgarth, as the UPM representative, shall be invited to join the Board of Directors of SIBE;

4)

All employees of UPM will be notified prior to closing as to their future employment status with the new combined organization.  Management of UPM and SIBE will work together to make these decisions for the benefit of the ongoing organization;

5)

The CEO and CFO of both organizations shall work on an operating plan, including new capital requirements, and mutually agree to such prior to closing.  Additionally, an initial amount of cash to satisfy liabilities will be agreed upon by both parties and made available to UPM upon closing.

AND OTHER PROVISIONS YET TO BE DISCUSSED AND DOCUMENTED, AS MAY BE AGREED UPON BY ALL PARTIES

901 Mopac Expressway South ▪ Barton Oaks Plaza One Suite 300 ▪ Austin, TX  78746 ▪ (512) 329-1905